Petroleum Development Corporation

                                     Index to Exhibits



11    Schedule of Computation of Net Income Per Share                   E-2






















































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                     PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES
                                         EXHIBIT 11
                       SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
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

                                              Years Ended December 31,
            BASIC
                                                 1997            1996              1995

Net income for basic income
 per common share                            $ 7,586,800       3,549,400       $1,481,500
Weighted average number of common shares
 outstanding during the year                  11,278,800      10,449,137       11,056,441

Basic earnings per share                     $       .67      $      .34       $      .13

            DILUTED

Net income for basic earnings per
 common share                                $ 7,586,800     $ 3,549,400      $ 1,481,500

      Net income for diluted
       earnings per share                    $ 7,586,800     $ 3,549,400      $ 1,481,500

      Weighted average number of shares
       used in calculating basic earnings
       per common share                       11,278,800      10,449,137       11,056,441

  Shares issuable for diluted calculation      1,261,365       1,093,178          554,723

      Weighted average number of shares
       used in calculation of
       diluted earnings per share             12,540,165      11,542,315       11,611,164

Diluted earnings per share                   $       .61     $       .31      $       .13

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